Thermon Announces Refinancing and Calls for Redemption of 9.5% Senior Secured Notes

SAN MARCOS, Texas, April 23, 2013 - On April 19, 2013, Thermon Industries, Inc., an indirect, wholly-owned subsidiary of Thermon Group Holdings, Inc. (NYSE:THR), delivered a Notice of Optional Redemption (the “Notice) to registered holders of its outstanding 9.500% senior secured notes due 2017 (the “Notes”), CUSIP No. 88362R AC1. The Notice called for redemption in full of the outstanding Notes, $118.1 million in aggregate principal amount. The redemption price will include an approximate $5.6 million call premium and an interest prepayment of approximately $9.8 million. The redemption date will be May 20, 2013.

The redemption will be financed with a new $135 million term loan with a LIBOR based floating variable interest rate, which is currently approximately 2.5%. The Company expects its interest expense to be reduced by approximately $7.8 million per year, or $0.24 per share, pre-tax. Total cash savings over the next four years (the remaining life of the Notes) will be approximately $31 million. The term loan will mature in 2018. The Company is also reviewing structured financial instruments to fix the interest rate on the term loan.

Thermon also amended its existing revolving credit facility to increase the aggregate principal amount of loans available from $40 million to $50 million prior to the redemption of the Notes and $60 million after the redemption. The revolving credit facility will be used to finance working capital needs and general corporate purposes and will mature in 2018. Currently, there are no amounts outstanding under the revolving credit facility.

Additional information concerning the terms and conditions of the redemption are fully described in the Notice distributed to registered holders of the Notes. Beneficial holders with any questions about the redemption should contact their respective brokerage firm or financial institution.

About Thermon

Through its global network, Thermon provides highly engineered thermal solutions, known as heat tracing, for process industries, including energy, chemical processing and power generation. Thermon's products provide an external heat source to pipes, vessels and instruments for the purposes of freeze protection, temperature maintenance, environmental monitoring and surface snow and ice melting. Thermon is headquartered in San Marcos, Texas. For more information, please visit www.thermon.com.

CONTACT:
Sarah Alexander
(512) 396-5801
Investor.Relations@thermon.com